Exhibit 99.1

NGM Bio Has Entered into a Definitive Agreement and Plan of Merger with Certain Affiliates of The Column Group, LP

•

NGM Bio stockholders to receive $1.55 per share in cash, an 80% premium over the closing share price on the last trading day prior to disclosure of receipt from The Column Group of a non-binding expression of interest in purchasing shares in a going-private transaction

•	Based on a thorough exploration and review of strategic and financial alternatives, a Special Committee of independent and disinterested directors unanimously recommends the transaction

SAN FRANCISCO, Feb. 26, 2024 — (GLOBE NEWSWIRE) — NGM Biopharmaceuticals, Inc. (“NGM Bio”) (Nasdaq: NGM), a biotechnology company focused on discovering and developing transformative therapeutics for patients, today announced that it has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) under which Atlas Neon Parent, Inc. (“Purchaser”) and Atlas Neon Merger Sub, Inc. (“Merger Sub”) will acquire NGM Bio through a cash tender offer to be commenced by Merger Sub for all outstanding shares of NGM Bio not held by affiliates of The Column Group, LP and certain other stockholders, as described below, at a price per share of $1.55 in cash. Purchaser and Merger Sub are affiliates of The Column Group, LP (together with certain of The Column Group, LP’s affiliates, the “TCG Stockholders”), NGM Bio’s longest and largest stockholder, holding approximately 26% of NGM Bio’s outstanding shares.

The TCG Stockholders and certain other existing stockholders of NGM Bio (the “Rollover Stockholders”) have agreed to contribute their shares of NGM Bio stock to Purchaser as a part of the transaction rather than receive the cash price per share.

This price per share corresponds to a total equity value of $135 million on a fully diluted basis and represents an 80% premium over the last trading day closing price (December 29, 2023) prior to NGM Bio’s Form 8-K confirming receipt from the TCG Stockholders of a non-binding expression of interest in exploring and evaluating a potential acquisition of all of the outstanding shares of common stock of NGM Bio not already owned by the TCG Stockholders in a going-private transaction. NGM Bio’s cash, cash equivalents and short-term marketable securities were $166.0 million as of September 30, 2023 and an estimated $144.2 million as of December 31, 2023.

Following a thorough exploration and review of strategic and financial alternatives with the assistance of its legal and financial advisors, a Special Committee of the NGM Bio Board of Directors (the “Special Committee”), consisting solely of independent and disinterested members of the NGM Bio Board of Directors (the “Board”), determined that the acquisition by Purchaser is in the best interests of NGM Bio stockholders (excluding the TCG Stockholders, Purchaser, Merger Sub, the Rollover Stockholders, the members of the Board and the officers of NGM Bio subject to Section 16 of the Exchange Act, referred to as the “Unaffiliated Stockholders”), and unanimously recommended approval of the Merger Agreement to the Board. The Special Committee and NGM Bio management team explored a range of strategic options, including engaging with multiple potential third party acquirors, before negotiating and entering into the Merger Agreement.

“We conducted a thorough review of our financial and strategic alternatives, including remaining a publicly held company, with particular focus on NGM Bio’s ongoing need for significant additional funding. Based on this review, we believe that this negotiated transaction for Purchaser to acquire NGM Bio is in the best interest of the Unaffiliated Stockholders,” said Suzanne Sawochka Hooper, an independent member of the Board and Chair of the Special Committee.

Based upon the recommendation of the Special Committee, with the assistance of its legal and financial advisors, the Board determined that the acquisition by Purchaser is in the best interests of the Unaffiliated Stockholders, and approved the Merger Agreement.

Closing of the tender offer is subject to the satisfaction of certain customary conditions, including the tender of NGM Bio shares representing at least a majority of the total number of outstanding shares held by the Unaffiliated Stockholders. The tender offer is not subject to a financing contingency.

Promptly following the closing of the tender offer, Merger Sub will merge with and into NGM Bio, and all remaining shares not tendered in the offer, other than dissenting shares, treasury shares and rollover shares held by the TCG Stockholders, Purchaser and any other subsidiary of Purchaser, or the Rollover Stockholders, will be converted into the right to receive a price per share of $1.55 in cash. The acquisition is expected to close in the second quarter of 2024. If completed, the transaction will result in NGM Bio becoming a privately held company and its shares will no longer be listed on Nasdaq.

Advisors

Guggenheim Securities, LLC is acting as exclusive financial advisor and Hogan Lovells US LLP is acting as legal counsel to the Special Committee. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to Purchaser.

About NGM Biopharmaceuticals, Inc.

NGM Bio is focused on discovering and developing novel, life-changing medicines for people whose health and lives have been disrupted by disease. NGM Bio’s biology-centric drug discovery approach aims to seamlessly integrate interrogation of complex disease-associated biology and protein engineering expertise to unlock proprietary insights that are leveraged to generate promising product candidates and enable their rapid advancement into proof-of-concept studies. All therapeutic candidates in the NGM Bio pipeline have been generated by its in-house discovery engine, always led by biology and motivated by unmet patient need. Visit us at www.ngmbio.com for more information.

Cautionary Notice Regarding Forward-Looking Statements

Statements contained in this communication regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “estimates,” “expects,” “focused,” “continuing to,” “seeking,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to: the ability of NGM Bio and Purchaser to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer contemplated thereby and the other conditions set forth in the Merger Agreement, statements about the expected timetable for completing the transactions, NGM Bio’s and Purchaser’s beliefs and expectations and statements about the benefits sought to be achieved by Purchaser’s proposed acquisition of NGM Bio, the potential effects of the acquisition on both NGM Bio and Purchaser, the possibility of any termination of the Merger Agreement, estimates relating to NGM Bio’s past, current or future financial condition and other statements that are not historical fact.

Because such statements deal with future events and are based on NGM Bio’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of NGM Bio could differ materially from those described in or implied by the statements in this communication. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with: the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Unaffiliated Stockholders will tender their shares in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer and the subsequent merger may not be satisfied or waived; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require NGM Bio to pay a termination fee; the effects of disruption from the transactions contemplated by the Merger Agreement; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; and other risks and uncertainties affecting NGM Bio and its development programs, including those discussed in the section titled “Risk Factors” in NGM Bio’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings and reports that NGM Bio makes from time to time with the SEC. Except as required by law, NGM Bio assumes no obligation to update these forward-looking statements, which speak only as of the date they are made, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of NGM Bio referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of NGM Bio or any other securities. This communication is also not a substitute for the tender offer materials that Purchaser will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Purchaser will file with the SEC a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3 (“Schedule 13E-3”), and NGM Bio will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 and a Schedule 13E-3.

NGM BIO’S STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF

TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND THE SCHEDULES 13E-3 WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

When filed, NGM Bio’s stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement, the Schedules 13E-3 and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by NGM Bio will be available free of charge on the Investors & Media page of NGM Bio’s website, www.ngmbio.com, or by contacting NGM Bio at ir@ngmbio.com. In addition, NGM Bio’s stockholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement.

Availability of Other Information about NGM Biopharmaceuticals

NGM Bio intends to use the Investors & Media page of its website (https://ir.ngmbio.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor NGM Bio’s Investors page on its website, in addition to following NGM Bio’s press releases, SEC filings, public conference calls, presentations and webcasts.

For further information, please contact:

NGM Biopharmaceuticals, Inc.

Investor Contact:

ir@ngmbio.com

Media Contact:

media@ngmbio.com